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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the use of our reports (a) dated April 4, 1998, with respect to the combined financial statements of Octel Corp., (b) dated April 30, 1998, with respect to the pro forma adjustments to the combined financial statements of Octel Corp., and (c) dated September 28, 1998 with respect to the unaudited interim consolidated financial statements of Octel Corp., in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-xxxx) and related Prospectus of Octel Developments PLC for the registration of $150,000,000 of 10% Senior Notes due 2006 and Guarantee of 10% Senior Notes due 2006.



Indianapolis, Indiana
September 28, 1998